Exhibit 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This Amendment No. 1 to Merger Agreement (this “Amendment”) is dated as of October 24, 2011 by and among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

R E C I T A L S

WHEREAS, the Company, Parent and Merger Subsidiary are parties to that certain Merger Agreement dated as of July 11, 2011 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.   Amendment of Agreement.  Effective as of the date hereof, the Agreement shall be amended as follows:

(a)   Section 9.01(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Cash on Hand.  The Company and its Subsidiaries shall have on hand immediately prior to the Effective Time cash and cash equivalents determined in accordance with GAAP in an aggregate amount equal to or greater than the sum of (i) $12 million plus, (ii) an amount equal to the outstanding principal amount due and owing by the Company to Premium Assignment Corporation as of the Closing Date under the Premium Finance Agreement dated September 28, 2011 by and between the Company and Premium Assignment Corporation, plus (iii) an amount equal to the portion of payroll accrual of the Company and its Subsidiaries, in the aggregate, for the period beginning on the day following the last pay date of the Company preceding the Closing Date and ending on the Closing Date, it being understood that the amount of payroll accrual of the Company and its Subsidiaries immediately following the last pay date of the Company preceding the Closing Date shall begin at zero and the payroll shall accrue thereafter through the Closing Date in a manner consistent with past practice (clauses (i), (ii) and (iii) together being the “Cash on Hand Amount”); provided that, to the extent that the Company has cash and cash equivalents in excess of the Cash on Hand Amount immediately prior to the Effective Time, the Company shall use any such excess cash and cash equivalents to make, immediately after the Effective Time, change of control payments in an aggregate amount not to exceed the amounts listed on item 1 of Section 4.26 of the Company Disclosure Schedule.”

2.   Consent.  Parent hereby (i) consents to the entry into by the Company of the Premium Finance Agreement dated September 28, 2011 by and between the Company and Premium Assignment Corporation (the “Premium Finance Agreement”) and (ii) acknowledges and agrees that the Company’s execution of the Premium Finance Agreement will not be a breach of the Merger Agreement.

3.   Miscellaneous.

(a)   From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Agreement as amended hereby.

(b)   Except as specifically set forth above, the Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)   This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Richard W. Turner
Name: Richard W. Turner
Title: Chairman of the Board

AYELET INVESTMENTS LLC

By:	/s/ James H. Desnick
Name: James H. Desnick, M.D.
Title: CEO

AYELET MERGER SUBSIDIARY, INC.

By:	/s/ James H. Desnick
Name: James H. Desnick, M.D.
Title: CEO